UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

BUSINESS FIRST BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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BUSINESS FIRST BANCSHARES, INC.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Notice of Annual Meeting of Shareholders
To Be Held May 16, 2019

TO THE SHAREHOLDERS OF BUSINESS FIRST BANCSHARES, INC.:

The annual meeting of the shareholders of Business First Bancshares, Inc. will be held on Thursday, May 16, 2019, beginning at 8:00 a.m. local time, at 500 Laurel Street, Suite 101, Baton Rouge, Louisiana. At the meeting, you will be asked to consider and vote upon the following:

1.	A proposal to elect 18 directors; and

2.	A proposal to ratify the appointment of Hannis T. Bourgeois, LLP as the Company’s auditor for the year ending December 31, 2019.

You may also be asked to consider any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

We have fixed the close of business on April 15, 2019, as the record date for the annual meeting. Accordingly, only shareholders of record as of that date are entitled to notice of, to attend and to vote at, the annual meeting and any adjournment or postponement of the annual meeting.

Your vote is very important, and you are cordially invited to attend the meeting in person. However, whether or not you expect to attend the meeting in person, we urge you to sign, date and return the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting and that your shares are voted in accordance with your wishes. For your convenience, we have enclosed a self-addressed, stamped envelope for the return of your proxy. Internet voting of your proxy is also available. Please see instructions on your proxy card. Your prompt response will help reduce proxy solicitation costs, which are paid for by us. Sending in your proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted at the meeting in the manner described in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

April 16, 2019	Heather Roemer
Baton Rouge, Louisiana	Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2019

This proxy statement, along with our Annual Report to Shareholders, including our Annual Report on Form 10-K for the year ended December 31, 2018, are available free of charge on our website,

www.b1bank.com, under “Shareholder Information.”

BUSINESS FIRST BANCSHARES, INC.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

to be held on Thursday, May 16, 2019

The date of this proxy statement is April 16, 2019

In this proxy statement, when we refer to “Business First Bancshares,” “the Company,” “our Company,” “we,” “our” and “us,” we are referring to Business First Bancshares, Inc. When we refer to “the Bank,” we are referring to Business First Bank.

This proxy statement contains information about the 2019 annual meeting of the shareholders of Business First Bancshares, Inc. The meeting is scheduled to be held on Thursday, May 16, 2019, beginning at 8:00 a.m. local time, at 500 Laurel Street, Suite 101, Baton Rouge, Louisiana. We are providing these proxy materials to you in connection with the solicitation of proxies by our board of directors for use at the 2019 annual meeting of shareholders and for any adjournment or postponement of the meeting.

________________________________________

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 16, 2019

_______________________________________

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), the Company is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet. You may access the following information at our corporate website, www.b1bank.com, under “Shareholder Information”:

•	Notice of 2019 Annual Meeting of Shareholders to be Held on Thursday, May 16, 2019;

•	Proxy Statement for 2019 Annual Meeting of Shareholders to be Held on Thursday, May 16, 2019;

•	Form of Proxy; and

•	Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

General Information About the Annual Meeting

Q:	When and where will the meeting be held?

A:	The meeting is scheduled to take place at 8:00 a.m., Central Time, on Thursday, May 16, 2019, at 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801.

Q:	What is the purpose of the meeting?

A:	This is the 2019 annual meeting of shareholders of the Company. At the meeting, shareholders will act upon the matters outlined in the notice attached to this proxy statement, including the following:

1.	To elect 18 directors to serve on the board of directors of the Company until the Company’s 2020 annual meeting of shareholders or until their successors are duly elected and qualified; and

2.	To ratify the appointment of Hannis T. Bourgeois, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019.

Q:	Who are the nominees for director?

A:	The following individuals, who all currently serve as directors of the Company, have been nominated for reelection:

Lloyd Alford	Andrew McLindon	C. Stewart Slack
Jack E. Byrd, Jr.	David Melville, III	Kenneth Smith
John Graves	Patrick Mockler	Thomas Everett Stewart
Robert Greer, Jr.	David Montgomery	N. Jerome Vascocu
David L. Laxton, III	Arthur Price	Steve White
Rolfe McCollister, Jr.	Fayez K. Shamieh, M.D.	Robert Yarborough

The board of directors recommends that you vote FOR the election of each of the director nominees listed above to the board of directors.

Q:	Who is soliciting my vote?

A:	Our board of directors is soliciting your vote for the 2019 annual meeting.

Q:	What is a proxy?

A:	A proxy is a legal designation of another person, the proxy, to vote on your behalf. By completing and returning the enclosed proxy card, or registering your proxy vote by telephone or over the Internet, you are giving the named proxies, who were appointed by our board, the authority to vote your shares in the manner that you indicate on your proxy card or by phone or Internet.

Q:	What is a proxy statement?

A:

A proxy statement is a document that describes the matters to be voted upon at the meeting and provides additional information about the Company. Pursuant to regulations of the SEC, we are required to provide you with a proxy statement containing certain information when we ask you to sign and return a proxy card to vote your stock at a meeting of the Company’s shareholders.

Q:	Who is entitled to vote at the annual meeting?

A:

You are entitled to receive notice of and to vote at the 2019 annual meeting if you owned shares of our common stock at the close of business on April 15, 2019, which is the date that our board of directors has fixed as the record date for the meeting. The record date is established by our board as required by Louisiana law. On the record date, 13,361,482 shares of our common stock were outstanding.

Q:	What are the voting rights of the shareholders?

A:

Each holder of common stock is entitled to one vote for each share of common stock registered, on the record date, in such holder’s name on the books of the Company on all matters to be acted upon at the annual meeting. Our articles of incorporation prohibit cumulative voting.

The holders of at least a majority of the outstanding shares of common stock must be represented at the annual meeting, in person or by proxy, in order to constitute a quorum for the transaction of business. At any annual meeting, whether or not a quorum is present, the chairman of the annual meeting or the holders of a majority of the issued and outstanding common stock, present in person or represented by proxy and entitled to vote at the annual meeting, may adjourn the annual meeting from time to time without notice or other announcement.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the shareholder of record with respect to those shares. The proxy statement and proxy card have been sent directly to you by Computershare Trust Company, N.A. at our request.

If your shares are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the shareholder of record of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” The proxy statement and proxy card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q.	What is a broker non-vote?

A:	A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the ratification of the appointment of Hannis T. Bourgeois, LLP as our independent registered public accounting firm (Proposal 2). In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to the election of directors to our board (Proposal 1).

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in “street name.” Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Q:	What is “householding” and how does it affect me?

A:

With respect to eligible shareholders who share a single address, we are sending only one copy of the notice and proxy statement to that address unless we have received instructions to the contrary from any shareholder at that address. Eligible shareholders will continue to have access and receive separate proxy cards. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, a shareholder of record residing at such address who wishes to receive a separate copy of the notice and proxy statement in the future may contact us by mail at Business First Bancshares, Inc., 500 Laurel St., Suite 101, Baton Rouge, Louisiana 70801, Attn: Corporate Secretary, or by phone at (225) 248-7635. Eligible shareholders of record receiving multiple copies of the notice and proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the bank, broker or other nominee.

Q:	What do I need to do now?

A:	The process for voting your shares depends on how your shares are held as described above.

Record Holders. If you are a record holder on the record date for the annual meeting, you may vote by proxy or you may attend the annual meeting and vote in person. If you are a record holder and want to vote your shares by proxy, you have three ways to vote:

•

simply indicate on the proxy card(s) applicable to your common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible to ensure that it will be received in advance of the annual meeting;

•	call toll free 1-800-652-VOTE (8683); or

•	go to www.envisionreports.com/BFST and follow the instructions for Internet voting on that website.

Your proxy card must be received by the Company by no later than the time the polls close for voting at the annual meeting for your vote to be counted at the annual meeting. Please note that telephone and Internet voting will close at 1:00 a.m., Eastern Time, on Thursday, May 16, 2019.

Voting your shares by proxy will enable your shares of common stock to be represented and voted at the annual meeting if you do not attend the annual meeting and vote your shares in person.

“Street Name” Holders. If you hold your shares in “street name,” your bank, broker or other nominee should provide to you a voting instruction card along with the Company’s proxy solicitation materials. By completing the voting instruction card, you may direct your nominee how to vote your shares. If you complete the voting instruction card except for one or more of the voting instructions, then your broker will be unable to vote your shares with respect to the proposal as to which you provide no voting instructions, except that the broker has the discretionary authority to vote your shares with respect to Proposal Two—the ratification of the appointment of Hannis T. Bourgeois, LLP.

If your shares of common stock are held in “street name,” your ability to vote over the Internet depends on your broker’s voting process. You should follow the instructions on your proxy card or voting instruction card.

Alternatively, if you hold your shares in “street name” and you want to vote your shares in person at the Annual Meeting, you must contact your nominee directly in order to obtain a proxy issued to you by your nominee holder. Note that a broker letter that identifies you as a stockholder is not the same as a nominee-issued proxy. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your nominee-held shares in person at the Annual Meeting.

Q:	How does the board of directors recommend that I vote my shares?

A:	The board of directors recommends a vote:

•	FOR the election of each of the 18 director nominees, and

•	FOR the proposal to ratify the appointment of Hannis T. Bourgeois, LLP as our independent registered public accounting firm for the year ended December 31, 2019.

Q:	How will my shares be voted if I return a signed and dated proxy card, but don’t specify how my shares will be voted?

A:

If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

•	FOR the election of each of the 18 director nominees, and

•	FOR the proposal to ratify the appointment of Hannis T. Bourgeois, LLP as our independent registered public accounting firm for the year ended December 31, 2019.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will be unable to vote those shares, except that the nominee will have discretion to vote on the ratification of the appointment of Hannis T. Bourgeois, LLP (Proposal 2).

Q:	What are my choices when voting?

A:	Election of Directors (Proposal 1). You may vote FOR or AGAINST, or you may ABSTAIN from voting, with respect to each director nominee.

Ratification of Hannis T. Bourgeois, LLP (Proposal 2). You may vote FOR or AGAINST the proposal, or you may ABSTAIN from voting on the proposal.

Q:	Can I attend the meeting and vote in person?

A:

Yes. All shareholders are invited to attend the annual meeting. Shareholders of record on the record date for the annual meeting can vote in person at the annual meeting. If your shares of common stock are held in “street name,” then you are not the shareholder of record. In order for you to vote the shares that you beneficially own and that are held in “street name” in person at the annual meeting, you must bring a legal proxy from the broker, bank or other nominee that was the record holder of your shares held in “street name” as of 5:00 p.m. (Central Time) on the record date, confirming that you were the beneficial owner of those shares as of 5:00 p.m. (Central Time) on the record date, stating the number of shares of which you were the beneficial owner that were held for your benefit at that time by that broker, bank or other nominee and appointing you as the record holder’s proxy to vote the shares covered by that proxy at the annual meeting

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes. Regardless of the method used to cast a vote, if a shareholder is a holder of record, he or she may change his or her vote by:

•

delivering to us prior to the annual meeting a written notice of revocation addressed to: Business First Bancshares, Inc., Attn: Corporate Secretary, 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801;

•

completing, signing and returning a new proxy card with a later date than your original proxy card prior to such time that the proxy card for any such holder of common stock must be received, and any earlier proxy will be revoked automatically;

•

[logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions indicated on the proxy card]; or

•	attending the annual meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the annual meeting without voting will not revoke your proxy.

If your shares are held in “street name” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.

Q:	What vote is required to approve each item?

A:

Election of Directors (Proposal 1). Because this is an uncontested election, meaning the number of nominees is equal to the number of directors to be elected, each nominee will be elected to the board of directors if the nominee receives a majority of the votes cast, which means that the 18 director nominees must each receive more votes “for” than “against” to be elected. If any of the nominees fail to obtain a majority of the votes cast, such director will continue to serve until the board of directors acts to either fill the director’s position until a replacement can be elected or to reduce the size of the board, which shall occur no more than 90 days after the annual meeting.

Ratification of Hannis T. Bourgeois, LLP (Proposal 2). The proposal to ratify Hannis T. Bourgeois, LLP as our independent registered public accounting firm for the year ended December 31, 2019 will be adopted if the votes cast in favor of the proposal exceed the votes cast against the proposal.

Q:	How are broker non-votes and abstentions treated?

A:

Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. The only routine matter to be presented at the annual meeting is the ratification of the appointment of Hannis T. Bourgeois, LLP as our independent registered public accounting firm (Proposal 2). If you hold shares in street name and do not provide voting instructions to your broker, those shares will be counted as broker non-votes for all non-routine matters.

A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees because broker non-votes and abstentions are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the annual meeting. Any abstentions will not have the effect of a vote against the proposals to ratify the appointment of Hannis T. Bourgeois, LLP as our independent registered public accounting firm. Because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to occur in connection with this proposal.

Q:	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the annual meeting?

A:	No. None of our shareholders has any dissenters’ or appraisal rights with respect to the matters to be voted on at the annual meeting.

Q:	What are the solicitation expenses and who pays the cost of this proxy solicitation?

A:

Our board is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. We may use officers and employees of the Company to ask for proxies, as described below. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding the proxy materials to beneficial owners of the Company’s common stock.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:

No. In addition to the solicitation of proxies by use of the mail, if deemed advisable, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or other means of communication, without being paid additional compensation for such services.

Q:	Are there any other matters to be acted upon at the annual meeting?

A:

Management does not intend to present any business at the annual meeting for a vote other than the matters set forth in the notice, and management has no information that others will do so. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the annual meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws. If other matters requiring a vote of the shareholders properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Q:	Where can I find the voting results of the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be tallied by the inspector of election after the vote at the annual meeting. We will publish the final voting results in a Current Report on Form 8-K, which we are required to file with the Securities and Exchange Commission within four business days following the annual meeting.

Q:	Who can help answer my questions?

A:

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement and the accompanying annual report. If you have additional questions about the proxy statement or the annual meeting, you should contact Heather Roemer, Corporate Secretary for Business First Bancshares, by telephone at (225) 248-7635 or at the following address: Business First Bancshares, Inc., 500 Laurel St., Suite 101, Baton Rouge, Louisiana 70801, Attn: Corporate Secretary.

Proposal One – Election of Directors

Our articles of incorporation and bylaws provide that the number of directors of the Company shall be as determined from time to time by the board of directors. Each director shall hold office until the next annual meeting of shareholders or until his successor has been duly elected and qualified. Our board currently consists of 18 members.

The Corporate Governance and Nominating Committee has recommended to the board of directors, and the board of directors has approved the nomination of, each of the current eighteen directors of the Company for reelection to the board, to serve as directors until our 2020 annual meeting of shareholders. The names, positions with Business First Bancshares, and principal occupations of the director nominees are listed on the following page.

Name	Title/Position with Business First Bancshares	Principal Occupation
Lloyd Alford	Director	Founder, Benny's Car Wash
Jack E. Byrd, Jr.	Director	Chairman of Northwest Louisiana Region of Business First Bank
John Graves	Director	President, Evans -Graves Engineers, Inc.
Robert Greer, Jr	Chairman	Chairman of the Board, Business First Bank
David L. Laxton, III	Director	Retired
Rolfe McCollister, Jr	Director	Publisher, Chairman & Founder, Louisiana Business, Inc.
Andrew McLindon	Director	President, Mainspring Companies, LLC
David Melville, III	Director, President & CEO	President & CEO, Business First Bank
Patrick Mockler	Director	President, Mockler Beverage, Baton Rouge / Southern Eagle, New Orleans
David Montgomery	Director	Partner, Montgomery Agency, Inc.
Arthur Price	Director	CFO, Badger Oil
Fayez K. Shamieh, MD	Director	Neurologist, President, Fayez K Shamieh Medical Corp.
C. Stewart Slack	Director	Partner, JSW Group
Kenneth Smith	Director	President, CEO, Owner, T. Baker Smith, LLC
Thomas Everett Stewart	Director	Retired
N. Jerome Vascocu	Director	Chairman of Northeast Louisiana Region of Business First Bank
Steve White	Director	Business Manager, William A. Robinson Trust
Robert Yarborough	Director	CEO, Manda Packing Co., LLC

Each of the nominees was approved by our board of directors upon the recommendation of the Corporate Governance and Nominating Committee. In addition, each of the nominees has previously served as a director of the Company and has agreed to serve as a director, if elected, for an additional term. If any of the nominees should become unable to serve as a director, our board of directors may designate a substitute nominee. In that case, the persons named on the proxy card as proxies may vote for the substitute nominee or nominees recommended by our board of directors. We have no reason to believe that any of the eighteen nominees for election named above will be unable to serve.

Unless authority is expressly withheld, the proxy holders will vote the proxies received by them for the eighteen director nominees listed above. Although each nominee has consented to being named in this proxy statement and to serve if elected, if any nominee should prior to the annual meeting decline or become unable to serve as a director, the proxies will be voted by the proxy holders for such other person as may be designated by the present board of directors.

Pursuant to the Company's articles of incorporation, directors are elected by a majority of the votes cast in the election of directors, meaning that each candidate must receive more votes "for" than votes "against." However, if there are more nominees for director than there are available directorships, then the directors are elected by plurality, meaning those nominees receiving the most votes "for" will be elected director.

If a director does not receive a majority of the votes cast for his or her election, our Corporate Governance Guidelines require that the director promptly tender her or her resignation to the board of directors. The Corporate Governance and Nominating Committee will consider whether or not to accept such resignation and provide its recommendation to the full board no later than 60 days after the relevant shareholder meeting based on the factors set forth in our Corporate Governance Guidelines, and the full board of directors will make a final determination, considering such recommendation, of whether to accept or reject the tendered resignation no later than 90 days after the relevant shareholder meeting. The Company will disclose the board's decision, including a full explanation of the process by which the decision was reached, in public filing with the SEC. If the resignation is accepted by the board, the Corporate Governance and Nominating Committee will recommend to the board of directors whether to reduce the number of directors or to fill the vacant directorship.

________________________________________

Your board of directors unanimously recommends a vote “FOR” the persons nominated by the board to serve as directors until the 2020 annual meeting of shareholders. If you return a signed proxy card, the persons named in the enclosed proxy will vote to elect the nominees as directors, unless you withhold authority to vote for the election of the nominees as directors by marking the proxy to that effect.

________________________________________

Information Regarding Director Nominees

A brief description of the background of each of the nominees for director is set forth below. No nominee has a family relationship with any other executive officer or director.

Lloyd Benny Alford (73). Benny Alford serves as a director for Business First and Business First Bank. Mr. Alford owns and operates Benny’s Car Wash & Oil Change, headquartered in Baton Rouge, Louisiana. He was first employed by the car wash in 1964, and took over the operation from his father in 1970. He has since expanded services to include convenience stores, five oil changes, and seven car washes with more expansion planned for the future. Mr. Alford is past president of the International Car Wash Association and is in the Car Washing Hall of Fame. Mr. Alford brings to our board of directors valuable knowledge and experience relating to the ownership and management of small businesses.

Jack E. Byrd, Jr. (72). Jack Byrd serves as a director for Business First and Business First Bank, and also as Chairman of the Northwest Louisiana Region for Business First Bank. Mr. Byrd’s career began with over 20 years as a practicing certified public accountant, and his banking career began in 1987 when he was named President of Minden Building & Loan Association. In 1989, Mr. Byrd was named President of Minden Bank and Trust and served in that capacity until 1999, when it was merged with Regions Bank. Mr. Byrd served as President of North Louisiana for Regions Bank from 1999 to 2007, where he oversaw 30 branch offices. After his time with Regions Bank, Mr. Byrd returned to what was now MBL Bank as Chairman of the Board, President and CEO until its acquisition by Business First in 2018. Mr. Byrd’s extensive banking experience throughout North Louisiana, including in executive leadership positions, and understanding of financial accounting provides our board with valuable insight and knowledge.

John Graves (77). John Graves serves as a director for Business First and Business First Bank. Mr. Graves is President of Evans-Graves Engineers, Inc. in Baton Rouge, Louisiana and has served as the firm’s President since 1986. Mr. Graves holds a Bachelor’s Degree in Civil Engineering from Louisiana State University and post graduate studies in the College of Business Administration. He previously represented East Baton Rouge Parish on the Regional Planning Commission for 26 years. Mr. Graves presently serves on the LSU College of Engineering Dean’s Advisory Council and was inducted into the LSU College of Engineering/Department of Civil and Environmental Engineering Hall of Distinction in 2009. In 2016, Mr. Graves was inducted into the LSU College of Engineering Hall of Distinction. He currently serves on the board of directors for Pennington Biomedical Research Foundation. Mr. Graves is involved with several large projects including Port Louisiana, Inc. providing Louisiana with a deep-water access port supporting waterborne commerce for LNG Energy projects. Mr. Graves served as Program Manager for the largest Civil Works Program in U.S. History, the Hurricane and Storm Damage Risk Reduction System (HSDRRS) i.e. The Fortress of New Orleans.

Robert S. Greer, Jr. (71). Bob Greer serves as Chairman of the board of Business First and Business First Bank. Mr. Greer previously served as President of multiple insurance companies during his career. He retired in 2013 from his position as President and Chief Executive Officer of LEMIC Insurance Company, a workers’ compensation insurer in Baton Rouge, Louisiana. Prior to his retirement, Mr. Greer served as the President and Chief Executive Officer of LEMIC Insurance Company since 2001. Mr. Greer holds a bachelor’s degree in insurance from Louisiana State University. Mr. Greer also previously served as a director of Starmount Life Insurance and as a director of Woman’s Hospital. Mr. Greer benefits our board of directors through his extensive business knowledge and experience in the insurance industry as well as with valuable insight gained through his service on other boards of directors. His commitment to our success is also demonstrated by his service as our Chairman.

David L. Laxton, III (69). David Laxton serves as a director for Business First and Business First Bank. Mr. Laxton has over 35 years of experience in the energy and distribution industries. He was one of the founders of Edgen Group Inc., a global supplier of specialty pipe, fittings, plates, valves and structural steels to the energy industry. He served from its founding in 1996 as Executive Vice President and Chief Financial Officer until his retirement in 2014. During his tenure, he supervised the acquisition of more than a dozen companies located in the United States, Canada, the United Kingdom, Dubai and Singapore. He also co-led Edgen’s initial public offering and listing on the New York Stock Exchange, and managed over $2.0 billion in company, bank and public market debt offerings. In addition to his experience in the energy industry, Mr. Laxton served on the board of directors of American Gateway Bank from 1996 until its 2015 merger with Business First Bank. While on that board, he served as Chairman for five years and also as Chairman of the Audit Committee. Our board of directors believes that it will benefit from Mr. Laxton’s valuable corporate and banking experience, as well as from his specific knowledge regarding the markets and our customers.

Rolfe Hood McCollister, Jr. (63). Rolfe McCollister serves as a director for Business First and Business First Bank. Mr. McCollister is the founder of Louisiana Business, Inc., which publishes Greater Baton Rouge Business Report (started in 1982), 225 magazine, inRegister magazine, Daily Report online news, Louisiana NEXT, Welcome magazine, 10/12 Industry Report and other specialty publications. Louisiana Business, Inc. also produces the Baton Rouge Business Awards and Hall of Fame, Influential Women in Business, the Louisiana Business Symposium, Forty Under 40 and several other annual events. Mr. McCollister is a graduate of Louisiana State University and served two terms as a board member of the LSU System Board of Supervisors, including being elected chairman. His business management experience, previous service on the board of directors of three banks, and many community contacts enable him to make valuable contributions to our board of directors.

Andrew D. McLindon (57). Andrew McLindon serves as a director for Business First and Business First Bank. Mr. McLindon has served since 1989 as President and Chief Executive Officer of Mainspring Companies, LLC, a management firm that oversees operations for the following companies: MBD Construction, a commercial construction firm; MBD Maintenance, a commercial building maintenance company; MBD Automation, an automated equipment installation provider; Genlease, a provider of emergency power solutions; McLindon Development, a real estate development company; 4 Real Estate Services, a property management company; and Modus, LLC, a national facility services company. Mr. McLindon earned a bachelor’s degree in construction management from Louisiana State University. Mr. McLindon brings executive decision-making, leadership and risk assessment skills to our board of directors as a result of his experience in the construction industry. His experience in real estate development and construction also benefit our board of directors.

David R. Melville, III (44). David “Jude” Melville serves as President and Chief Executive Officer and a director of Business First and Business First Bank. He has served in these capacities since 2011 and has held various management roles since the Bank’s chartering in 2006. Prior to becoming a community banker, Mr. Melville served as a captain in the U. S. Air Force. He earned a bachelor’s degree in social studies from Harvard College and a Master’s of Science in Management from the London School of Economics. Mr. Melville is also a 2007 graduate of the Graduate School of Banking at Louisiana State University. He serves on the executive board of the Louisiana Association of Business and Industry and as a member of Louisiana’s Committee of 100, a board member of the Louisiana Bankers Association and a member of the Federal Reserve Sixth District’s Depository Institutions Advisory Council, among other affiliations.

Patrick E. Mockler (50). Patrick Mockler serves as a director for Business First and Business First Bank. Mr. Mockler served as President of Mockler Beverage Company, ALP from 2007 to 2018 and has been a partner of Mockler Beverage and Reiger Road Development, LLC since 1995 and 2000, respectively. He has been active in day to day operation of Mockler Beverage since 1994. Mr. Mockler has been a partner of New Orleans Eagle Investments, LLC since its inception in 2009 to acquire Southern Eagle Sales and Service in New Orleans. He became President of Southern Eagle in 2018. Additionally, he has experience as a director of Business First Bank since 2006, served on the Loan Committee for 3 years, the Audit Committee for the last 6 years, the Risk Committee for the last 3 years, the Compensation Committee for the last 4 years and is the current Chair of the Comp Committee. Mr. Mockler is also on the board of LWCC (Louisiana Workers Comp Corp) and its Audit Committee, and has served on dozens of charitable board and committees. He is a 1993 graduate of Louisiana State University with a degree in International Trade and Finance.

David A. Montgomery, Jr. (58). David Montgomery serves as a director for Business First and Business First Bank. Mr. Montgomery has served as Vice President of Montgomery Agency, Inc., an independent insurance agency, since 1990. Mr. Montgomery is 50% partner in Brothers Ventures, a Real Estate Investment LLC. Mr. Montgomery is a Certified Public Accountant and he is currently a councilman at large with Bossier City, Louisiana. He also served for 17 years as the Chairman of the Budget Committee for the Bossier City Council. Since 1996, Mr. Montgomery has served on the Finance Committee for North Louisiana Volunteers of America. Mr. Montgomery holds a bachelor’s degree in accounting from Louisiana State University. Mr. Montgomery brings extensive knowledge of the insurance and accounting industries to our board of directors. He also provides valuable knowledge and insight derived from his service for civic and governmental organizations.

Arthur Price (53). Arthur Price serves as a director for Business First and Business First Bank. Mr. Price has served as Vice President, Finance / CFO for Badger Oil Corporation for over twenty years and was named President / CFO in 2017. Badger Oil and its affiliates participate in the exploration, drilling and production of crude oil and natural gas, with primary operations in the Louisiana Gulf Coast region and the Outer Continental Shelf of the Gulf of Mexico. Prior to joining Badger Oil, Mr. Price worked as an oil and gas accountant with a specialized firm located in Lafayette, Louisiana. As a senior member of the oil and gas community, Mr. Price is an active board member of the Louisiana Oil and Gas Association, currently serving as Chairman of the Board, and the Louisiana Association of Business and Industry. Mr. Price is also a former member of the board of The Lafayette Petroleum Club, having served as Treasurer and President. Mr. Price received a Bachelor of Science degree in Business Administration from the University of Southwestern Louisiana (now The University of Louisiana, Lafayette) in 1989 and is a Certified Public Accountant.

Fayez K. Shamieh, M.D. (73). Dr. Fayez Shamieh serves as a director for Business First and Business First Bank. Dr. Shamieh is a physician specializing in neurology. In 1979, Dr. Shamieh founded Neuro Associates in Lake Charles, Louisiana, and has been a senior member at the clinic since that time. Dr. Shamieh earned a degree in medicine from Ain Shams University in Cairo, Egypt. He completed his Neurology Residency and a fellowship in Neurophysiology at Baylor College of Medicine in Houston, Texas. Dr. Shamieh has been a member of a nonprofit organization called Physicians for Peace, headquartered in Norfolk, Virginia, where for the past 23 years the volunteer members from all over the United States provide and enhance the up to date advances and the teaching to the medical communities of the needy countries all over the world. In addition to treating the most difficult and complicated cases, these volunteers carry with them donated equipment and huge amounts of medicine. Dr. Shamieh concentrated and led the medical missions to the Palestinian West Bank and the area of the Holy Land at least once or twice a year. He currently serves as a counselor for Southern Medical Associates and has previously served on the board of directors for the Louisiana State Medical Society. Dr. Shamieh brings entrepreneurial and business building skills and experience to our board of directors, having successfully managed his own medical clinic for over thirty years. He also has valuable connections within the business and medical communities we serve.

C. Stewart Slack (63). Stewart Slack serves as a director for Business First and Business First Bank. Mr. Slack is a commercial real estate executive currently serving as principal and founder of JSW|Group, a development services consulting group in Dallas, Texas. Mr. Slack previously served as Vice President of KDC Real Estate Development & Investments, a national real estate development company headquartered in Dallas. From 1998 to 2013 Mr. Slack was managing partner in Slack-Alost Development, a regional real estate development company. Mr. Slack also served as founder and President of Slack Alost Architecture from 1985 to 2013. Mr. Slack served as a director for Premier Bank, later Bank One, from 1989 to 2000. Mr. Slack serves and has served on a number of community and non-profit boards including The Strand Theater Corporation, Shreveport Chamber of Commerce, Committee of 100, LSU Health Sciences Center Foundation Board, National Institutes of Health Grant Awards and many others. Mr. Slack is an active member of several commercial real estate industry organizations. In 2000, Mr. Slack was appointed by Governor Mike Foster to a six-year term on the LSU Board of Supervisors serving as Chairman in 2004. Mr. Slack holds a degree in Architecture from Louisiana State University, a Certificate in Executive Leadership from the Cox School of Business at SMU and recently achieved CCIM designation, commercial real estates most prestigious certification. His specialized business knowledge in commercial real estate development, CRE finance, investments, architecture and construction, combined with 20 years of bank board experience adds value to the company and shareholders.

Kenneth Smith, PE, PLS (56). Kenneth Smith serves as a director for Business First and Business First Bank. Mr. Smith, a Professional Engineer and Land Surveyor, is President and Chief Executive Officer of T. Baker Smith, LLC, a professional services firm that provides planning, environmental, surveying, engineering, and construction management services. Mr. Smith has been with T. Baker Smith, LLC since 1980. He also serves as Managing Partner for the following companies: TBS Mexico, TBS Holding, LLC, a real-estate holding company; Four C’s of Houma, LLC, a personal investment company; and Mega Beast Commercial Realty, a commercial real estate company. Mr. Smith serves as a Partner at JPS Equipment Rentals, LLC. Mr. Smith served as the President for the Houma Terrebonne Chamber of Commerce, South Central Industrial Association, South Louisiana Economic Council, and the Louisiana Pipeliners Association, and he currently serves as a member of the Louisiana Oil & Gas Association and Louisiana Association of Business & Industry. Mr. Smith earned a degree in civil engineering from Louisiana Tech University. He brings extensive business skills and experience to our board of directors, having successfully managed his own business for many years. Mr. Smith is also an active leader in his community and serves on the boards of many civic organizations. His many professional and community contacts benefit our board of directors.

Thomas Everett Stewart, Jr. (64). Everett Stewart serves as a director for Business First and Business First Bank. Mr. Stewart retired from Lamar Advertising Company (Lamar) in 2009 after 30 years of service. From 1988 to 2009, he served as President of Interstate Logos, LLC, a wholly-owned subsidiary of Lamar. Mr. Stewart also served as a board member of The Business Bank of Baton Rouge for two years. Mr. Stewart earned a Bachelor of Science degree in business administration from Auburn University. He has extensive business knowledge and brings years of experience managing a subsidiary of a publicly-traded company to our board of directors.

N. Jerome Vascocu (70). Jerome Vascocu, a native of Minden, Louisiana, attended Louisiana Tech University on a track scholarship, obtaining bachelor’s and master’s degrees there. He is also a graduate of the Southwestern Graduate School of Banking at SMU in Dallas, Texas. His banking career spans forty-six years, including the last twenty years as CEO and a director of Richland State Bank. Earlier in his career, Mr. Vascocu was an organizer, board member, and executive officer of American Bank of Ruston, N.A., (now Iberia Bank), and also served as Compass Bank market president in Oxford, Alabama, and Auburn, Alabama. Business First believes that Mr. Vascocu’s depth of banking experience, and his knowledge of the North Louisiana economy will be meaningful contributions to the vision of Business First.

Steve White (59). Steve White serves as a director for Business First and Business First Bank. Mr. White has served as the Business Manager for the William A. Robinson Trust since January of 2009. Mr. White’s previous work experiences include serving in roles as President, Senior Vice President, and other executive roles in U.S. and international logistic businesses. He also served as a Chief Operations Officer in the home health and hospice industry. Mr. White graduated from Louisiana Tech University with a Bachelor of Science degree in petroleum engineering in 1985. Mr. White’s experience in asset management and his knowledge of the oil and gas industry are valuable to our board of directors.

Robert Yarborough (65). Bobby Yarborough serves as a director for Business First and Business First Bank. Mr. Yarborough is the Chief Executive Officer and co-owner of Manda Fine Meats, a meat processing company headquartered in Baton Rouge, Louisiana. Mr. Yarborough has been with Manda Fine Meats since 1976. He earned a bachelor’s degree in marketing from Southeastern Louisiana University. Mr. Yarborough has served as a director for a number of non-profits and business associations, and currently serves as a board member of the LSU System Board of Supervisors. Mr. Yarborough brings leadership, business knowledge and valuable community contacts to our board of directors through his long experience in managing a business and through his service on various other boards.

Proposal Two – Ratification of Audit Firm

Pursuant to the recommendation of the Audit Committee, the Board has appointed Hannis T. Bourgeois, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019. Hannis T. Bourgeois, LLP has served as the Company’s independent registered public accounting firm since 2006.

At the annual meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of Hannis T. Bourgeois, LLP. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote and present in person or represented by proxy at the annual meeting. Representatives of Hannis T. Bourgeois, LLP are expected to be present at the annual meeting, will be given an opportunity to make a statement (if they desire to do so) and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of Hannis T. Bourgeois, LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year is not required by the Company’s bylaws, state law or otherwise. However, the board of directors is submitting the selection of Hannis T. Bourgeois, LLP to the Company’s shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Hannis T. Bourgeois, LLP. Even if the selection of Hannis T. Bourgeois, LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the 2019 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders.

Your board of directors unanimously recommends a vote “FOR” the proposal to ratify Hannis T. Bourgeois, LLP as the auditor for the Company for the year ending December 31, 2019. If you return a signed proxy card, the persons named in the enclosed proxy will vote “FOR” the proposal to ratify the appointment of Hannis T. Bourgeois, LLP as the auditor for the Company for the year ending December 31, 2019, unless you indicate a vote against the proposal or abstain from voting by marking the proxy to that effect.

Current Executive Officers and Directors

General

Our board of directors and the board of directors of Business First Bank are each made up of the same 18 individuals. Our directors are elected by shareholders at our annual shareholders’ meeting. The elected directors hold office until the next annual meeting, or until their successors are duly elected and qualified. Our executive officers are appointed by and serve at the discretion of our board of directors.

The directors of Business First Bank are elected by us, as the sole shareholder of Business First Bank, each year and they hold office for a term of one year or until their successors are chosen and qualified. The executive officers of Business First Bank are appointed by and serve at the discretion of its board of directors. No director or executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or executive officer or director.

Board of Directors

Information about our current directors, all of whom have been nominated by the board of directors for reelection to the board, is set forth above in the section of this proxy statement entitled “Proposal One – Election of Directors.” There are no arrangements between us and any person pursuant to which such person has been elected as a director.

Executive Officers

The following table sets forth the current executive officers of Business First and Business First Bank:

Name (Age)	Title/Position with Business First	Position Since	Title/Position with Business First Bank	Position Since
Donald A. Hingle, II (58)	---	---	Executive Vice President, Chief Credit Executive	January 2017(1)
Philip Jordan (46)	---	---	Executive Vice President, Chief Banking Officer	August 2018(2)
Keith Mansfield (42)	---	---	Executive Vice President, Chief Operations Officer	January 2017(3)
David R. Melville, III (44)	President and Chief Executive Officer, Director	March 2011(4)	President and Chief Executive Officer, Director	March 2011(4)
Alicia Robertson (50)	---	---	Executive Vice President, Chief Treasury Management, Private Banking, Wealth Solutions Officer	August 2018(5)
Gregory Robertson (47)	Chief Financial Officer and Treasurer	January 2017(6)	Executive Vice President, Chief Financial Officer	January 2017(6)

(1)	Mr. Hingle has been with the bank since July 2009, previously serving as its Southeastern Region Chief Executive Officer.
(2)	Mr. Jordan has been with the bank since August 2008, previously serving as its Chief Commercial Officer.
(3)	Mr. Mansfield has been with the bank since April 2016, previously serving as its Chief Information Officer.
(4)

Mr. Melville has been with the bank since its inception in February 2006, previously serving as its Chief Administrative Officer. He was promoted to the position of Chief Executive Officer in March 2011.

(5)	Ms. Robertson has been with the bank since September 2011, previously serving as its Chief Retail Officer.
(6)	Mr. Robertson has been with the bank since August 2011, previously serving as its Chief Banking Officer.

A brief description of the background of each of our non-director executive officers is set forth below:

Donald A. Hingle, II. Don Hingle has been with Business First Bank since July 2009 and currently serves as the Executive Vice President, Chief Credit Executive. Prior to January 2017, Mr. Hingle served as the Executive Vice President of the Southeastern Region, which includes the Houma, Covington and New Orleans markets. Prior to his promotion to Executive Vice President in February of 2014, Mr. Hingle served as the Regional President of Business First Bank’s Bayou Region (Houma Market). Mr. Hingle manages all aspects of the credit function of the Bank including retail lending, mortgage banking, credit analysis, credit reporting, asset-based lending services, SBA lending, and appraisal/environmental review. He has 37 years of banking experience. Mr. Hingle has a Bachelor’s Degree in Finance and a Master’s of Business Administration from the University of New Orleans.

Philip Jordan. Philip Jordan has been with Business First Bank since August 2008 and currently serves as the Chief Banking Officer, leading the unified commercial and retail banking teams in each of the Bank’s markets as well as the correspondent banking division. Prior to January 2017, Mr. Jordan was the Western Region Chief Executive Officer which included the southwest, northwest and Lafayette areas of Louisiana. Prior to his promotion to Executive Vice President in July 2015, Mr. Jordan served as Regional President of Business First Bank’s Northwest Louisiana division. Mr. Jordan holds a Finance degree from Louisiana Tech University.

Keith Mansfield. Keith Mansfield serves as Executive Vice President and Chief Operations Officer for Business First Bank and has nearly 20 years of banking experience. In his role as Chief Operations Officer, Mr. Mansfield is responsible for all aspects of the Bank's operations, which include information technology, electronic banking, loan operations, deposit operations, transaction services, branch and treasury operations, business intelligence, marketing, facilities, security options, vendor management and project management. Mr. Mansfield served most recently as the Bank's Chief Information Officer. Before joining Business First Bank, Mr. Mansfield served as the Chief Technology Officer for a regional financial institution in the Southeast. Mr. Mansfield received a Bachelor of Business Administration in Accounting from the University of Tennessee at Martin, graduating with high honors and being named the Outstanding Student in Accounting and Administrative Services.

Alicia Robertson. Alicia Robertson serves as Executive Vice President and Chief Treasury Management, Private Banking and Wealth Solutions Officer for Business First Bank. Ms. Robertson has more than 30 years of banking experience. In her role, Ms. Robertson is responsible for our wealth solutions, private banking and treasury management lines of business with a focus on our deposit-related product suite, growing core deposits and increasing non-interest income. During her tenure with Business First Bank, Ms. Robertson has also managed retail banking, electronic banking, deposit and branch operations. Prior to Business First Bank, Ms. Robertson served as a private banker and treasury management sales officer with a focus on commercial banking.

Gregory Robertson. Greg Robertson has served as the Executive Vice President and Chief Financial Officer of Business First Bank since January 2017 and has been with Business First since 2011. He previously served as our Chief Banking Officer. He has been in the banking business since 1996. Mr. Robertson worked at City Savings Bank and Trust Co. from 1996 to 2011, where he served in many capacities, including branch manager, commercial lender, program manager for City Savings Financial Services, and Senior Vice President. As Chief Financial Officer for Business First Bank, he leads the finance and risk areas of the Bank including accounting, treasury and investments, special assets, Bank Secrecy Act, compliance, internal audit, enterprise risk management, risk analytics, and project management. Mr. Robertson graduated from Northwestern State University in 1993 with a Bachelor of Science degree.

Corporate Governance Principles and Related Matters

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our board of directors has adopted Corporate Governance Guidelines, which set forth the framework within which our board, assisted by our board committees, directs the affairs of our organization. The Guidelines address, among other things, the composition and functions of the board, director independence, compensation of directors, management succession and review, board committees and selection of new directors. In addition, our board of directors adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. Our Corporate Governance Guidelines, as well the Code of Conduct and Code of Ethics, are available on our website at www.b1bank.com under “Shareholder Information.” Any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements with respect to a senior executive officer, will be disclosed on our website, as well as any other means required by the Nasdaq Stock Market rules.

Board Independence

Under the rules of the NASDAQ Global Select Market, independent directors must comprise a majority of our board of directors. The rules of the NASDAQ Global Select Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.

Our board of directors has evaluated the independence of its members based upon the rules of the NASDAQ Global Select Market and the SEC. Applying these standards, our board of directors has affirmatively determined that all of our directors, except for Messrs. Byrd, Melville and Vascosu, are “independent directors” under the applicable rules. We have determined that Messrs. Byrd, Melville and Vascosu are not “independent directors” under the applicable rules since each is an employee of the Bank and Mr. Melville is also an employee of the Company.

Board Meetings

Our board of directors held 12 scheduled meetings in 2018. Information regarding meetings of the various committees is described below. Except for Messrs. Mockler and Shamieh, all directors attended at least 75% of the board and committee meetings on which they served during 2018. Directors are encouraged to attend annual meetings of our shareholders, although we have no formal policy on director attendance at annual meetings. Three of our directors attended our 2018 annual shareholder meeting.

Board Committees

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee

Our board of directors has established an Audit Committee to assist it in fulfilling its responsibilities for general oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of independent auditors and our internal audit function, and risk assessment and risk management. Our Audit Committee held sixteen scheduled meetings in 2018. Members of our Audit Committee include:

•	Patrick E. Mockler
•	David A. Montgomery, Jr., Chairman
•	Thomas Everett Stewart, Jr.
•	Steve White
•	Robert Yarborough

Our board of directors has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that (1) each of the members of our Audit Committee is an “independent director” under NASDAQ Global Select Market rules, (2) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service, and (3) each of the members has the ability to read and understand fundamental financial statements. Our board of directors has also determined that David A. Montgomery, Jr. qualifies as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Securities Act, and has the requisite accounting or related financial expertise required by applicable SEC rules.

Our Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Audit Committee is available on our website at www.b1bank.com under “Shareholder Information.”

Compensation Committee

Our board of directors has established a Compensation Committee to assist it in in its oversight of our overall compensation structure, policies and programs and assessing whether such structure meets our corporate objectives, the compensation of our named executive officers and the administration of our compensation and benefit plans. Our Compensation Committee held four scheduled meetings in 2018. Members of our Compensation Committee include:

•	Rolfe H. McCollister
•	Patrick E. Mockler, Chairman
•	Kenneth W. Smith
•	Robert Yarborough

Our board of directors has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under NASDAQ Global Select Market rules. Our board has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

In 2018, the Compensation Committee engaged Pearl Meyer and Partners, LLC (“Pearl Meyer”) to provided compensation consulting services. Please see the discussion of the consulting services provided to the Compensation Committee by Pearl Meyer under the section titled “Executive Compensation—Narrative Discussion of Summary Compensation Table—Role of Independent Compensation Consultant.”

Our Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Compensation Committee is available on our website at www.b1bank.com under “Shareholder Information.”

Compensation Committee Interlocks and Insider Participation

During 2018, none of the members of our Compensation Committee were an officer or employee of Business First Bancshares, Inc. or Business First Bank. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nominating/Corporate Governance Committee

Our board of directors has established a Nominating/Corporate Governance Committee to assist it in in its oversight of identifying and recommending persons to be nominated for election as directors and to fill any vacancies on the board of directors of the Company and each of our subsidiaries, monitoring the composition and functioning of the standing committees of the board of directors of the Company and each of our subsidiaries, developing, reviewing and monitoring the corporate governance policies and practices of the Company and each of our subsidiaries. Our Nominating/Corporate Governance Committee held four scheduled meetings in 2018. Members of our Nominating/Corporate Governance Committee include:

•	Lloyd B. Alford
•	John A. Graves
•	Robert S. Greer
•	David L. Laxton, III, Chairman
•	Rolfe H. McCollister
•	Charles Stewart Slack

Our board of directors has evaluated the independence of each of the members of our Corporate Governance and Nominating Committee and has affirmatively determined that each of the members of our Corporate Governance and Nominating Committee meets the definition of an “independent director” under NASDAQ Global Select Market rules.

Our Nominating/Corporate Governance Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Nominating/Corporate Governance Committee is available on our website at www.b1bank.com under “Shareholder Information.”

Director Qualifications

In carrying out its functions, the Nominating/Corporate Governance Committee will develop qualification criteria for all potential nominees for election, including incumbent directors, board nominees and shareholder nominees to be included in the Company’s future proxy statements. These criteria may include the following attributes:

•	adherence to high ethical standards and high standards of integrity;

•

sufficient educational background, professional experience, business experience, service on other boards of directors and other experience, qualifications, diversity of viewpoints, attributes and skills that will allow the candidate to serve effectively on the board of directors and the specific committee for which he or she is being considered;

•	evidence of leadership, sound professional judgment and professional acumen;

•	evidence the nominee is well recognized in the community and has a demonstrated record of service to the community;

•	a willingness to abide by any published code of conduct or ethics for the Company and to objectively appraise management performance;

•	the ability and willingness and ability to devote sufficient time to carrying out the duties and responsibilities required of a director;

•	any related person transaction in which the candidate has or may have a material direct or indirect interest and in which we participate; and

•

the fit of the individual’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to the needs of the Company and the interests of our shareholders.

The Nominating/Corporate Governance Committee will also evaluate potential nominees for the Company’s board of directors to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with applicable SEC and NASDAQ Global Select Market rules (to ensure that, at all times, at least a majority of our directors are independent). Although we do not have a separate diversity policy, the committee considers the diversity of the Company’s directors and nominees in terms of knowledge, experience, skills, expertise and other demographics that may contribute to the Company’s board of directors.

Prior to nominating or, if applicable, recommending an existing director for re-election to the Company’s board of directors, the Nominating/Corporate Governance Committee will consider and review the following attributes with respect to each existing director:

•	attendance and performance at meetings of the Company’s board of directors and the committees on which such director serves;

•	length of service on the Company’s board of directors;

•	experience, skills and contributions that the existing director brings to the Company’s board of directors;

•	independence and any conflicts of interest; and

•	any significant change in the director’s status, including the attributes considered for initial membership on the Company’s board of directors.

Independent Auditors

The Audit Committee has recommended, and the board of directors has appointed, Hannis T. Bourgeois, LLP as our independent auditors to audit the consolidated financial statements of the Company for the 2019 fiscal year. Our shareholders are being asked to ratify and approve this appointment at the 2019 annual meeting.

Fees to Independent Auditors

The following table presents fees for professional services rendered by Hannis T. Bourgeois, LLP for 2018 and 2017:

	2018	2017
Audit fees	$190,857	$177,700
Audit-related fees	1,710	1,695
Tax fees	11,805	9,040
All other fees	41,040	17,265
Total	$245,412	$205,700

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the independent registered public accounting firm for the audit of our annual financial statements and review of financial statements included in our Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “audit fees;” such services include an audit of our 401(k) plan; (iii) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

The Audit Committee has reviewed the audit and non-audit fees billed to the Company by Hannis T. Bourgeois, LLP for 2018 and 2017 for purposes of considering whether such fees are compatible with maintaining the auditor’s independence and concluded that such fees did not impair Hannis T. Bourgeois, LLP’s independence. The Audit Committee pre-approves all audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair their independence. Federal securities regulations specify the types of non-audit services that an independent auditor may not provide to us and establish the Audit Committee’s responsibility for administration of the engagement of our independent auditors. During 2018, the Audit Committee pre-approved all services provided to us by our independent auditor.

Shareholder Communications with the Board

The board of directors has established the following procedure to enable anyone who has a concern regarding Business First to communicate that concern directly to an individual director, the board as a group, or a specified committee or group, including the independent directors as a group. Any such communication should be made using the following contact information:

Business First Bancshares, Inc.

ATTN: Corporate Secretary

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Each communication should specify the applicable addressee or addresses to be contacted as well as the general topic of the communication. Communications may be confidential or anonymous. Business First will initially receive and process communications before forwarding them to the addressee. Communications may also be referred to other departments within Business First. Business First generally will not forward to the directors a communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about Business First.

Executive Compensation

Business First’s named executive officers for 2018, which consist of its principal executive officer and the two other most highly compensated executive officers, are:

•	David R. (“Jude”) Melville, III, Business First’s and Business First Bank’s President and Chief Executive Officer;

•	Gregory Robertson, Business First’s Chief Financial Officer and Treasurer and Business First Bank’s Executive Vice President and Chief Financial Officer; and

•	Philip Jordan, Business First Bank’s Executive Vice President and Chief Banking Officer.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for the fiscal years ended December 31, 2018 and 2017. The compensation shown on the table below is paid to such employees by Business First Bank.

Name and Principal Position with Business First Bank	Year ($)	Salary ($)	Stock Awards (1) ($)	Non- Equity Incentive Plan Compensation ($)	All Other Comp. (2) ($)	Total ($)
David R. (“Jude”) Melville, III	2018	$460,000	$220,000(3)	$300,000(5)	$43,254	$1,023,254
President and Chief Executive Officer	2017	$415,833	$$79,798(4)	$264,000(6)	$42,785	$802,416

Gregory Robertson Executive Vice President and	2018	$261,363	$96,563(3)	$119,351(5)	$35,073	$512,350
Chief Financial Officer	2017	$253,750	$25,755(4)	$90,125(6)	$35,751	$405,381

Philip Jordan Executive Vice President and	2018	$261,363	$96,563(3)	$119,351(5)	$33,229	$510,506
Chief Banking Officer	2017	$244,958	$21,012(4)	$90,125(6)	$35,711	$391,806

(1)

The dollar amount of our time-based stock awards reflects the aggregate fair value determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. The market value at the grant date of $20.00 per share for our 2018 issuance was based upon the purchase price of shares of our common stock in our private placement that was completed on October 12, 2017. The market value at the grant date of $17.00 per share for our 2017 issuance was based upon the September 30, 2016 third-party valuation of our common stock.

(2)	All Other Compensation for the named executive officers includes the total of the benefits and perquisites in the table below.
(3)	Restricted stock awards were granted on March 31, 2018 and vest in three equal installments over a period of two years, beginning on the grant date.
(4)	Restricted stock awards were granted on March 31, 2017 and vest in three equal installments over a period of two years, beginning on the grant date.
(5)	Paid in 2019 for service in 2018.
(6)	Paid in 2018 for service in 2017.

Named Executive Officer	Year ($)	Car Allowance	Health & Welfare Plan Premiums	Club Dues	Total
David R. (“Jude”) Melville, III	2018	$10,728	$19,207	$13,320	$43,254
	2017	$10,728	$19,632	$12,425	$42,785

Gregory Robertson	2018	$10,728	$19,207	$5,138	$35,073
	2017	$10,728	$19,632	$5,391	$35,751

Philip Jordan	2018	$10,728	$18,653	$3,848	$33,229
	2017	$10,296	$18,881	$6,534	$35,711

	Grants of Plan-Based Awards
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards

Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

David R. (“Jude”)	3/31/18							11,000(1)			$20.00
Melville, III	3/31/17	—	—	—	—	—	—	4,694(2)	—	N/A	$17.00

Gregory Robertson	3/31/18							4,828(1)			$20.00
	3/31/17	—	—	—	—	—	—	1,515(2)	—	N/A	$17.00

Philip Jordan	3/31/18							4,828(1)			$20.00
	3/31/17	—	—	—	—	—	—	1,236(2)	—	N/A	$17.00

(1)  Restricted stock awards were granted on March 31, 2018 and vest in three equal installments over a period of two years. Granted in 2018 for service in 2017.

(2)  Restricted stock awards were granted on March 31, 2017 and vest in three equal installments over a period of two years. Granted in 2017 for service in 2016.

Narrative Discussion of Summary Compensation Table

General. We compensate our named executive officers through a mix of base salary, cash incentive bonuses, equity incentive compensation and other benefits, which include, to a certain extent, perquisites. We originally established our executive compensation philosophy and practices to fit our status as a privately held corporation and have adapted our philosophy and practices following our initial public offering. We believe the current mix and value of these compensation elements provide our named executive officers with total annual compensation that is both reasonable and competitive within our markets, appropriately reflects our performance and the executive’s particular contributions to that performance, and takes into account applicable regulatory guidelines and requirements.

The Compensation Committee, either as a committee or together with the other independent directors of the Company, makes all decisions with respect to the compensation of the Company’s named executive officers. Our President and Chief Executive Officer annually reviews the performance of each of the Company’s and its subsidiaries’ executive officers (other than himself). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and bonuses, were presented to the Compensation Committee. The Compensation Committee evaluates the President and Chief Executive Officer’s performance in light of the Company's goals and objectives relevant to his compensation and, either as a committee or together with the other independent directors of the Company, determines and approves the President and Chief Executive Officer’s compensation level. The Chairman and Chief Executive Officer is not involved with any aspect of determining his own pay.

Base Salary. The base salaries of our named executive officers have been historically reviewed and set annually by the Board or the Compensation Committee as part of the Company’s performance review process as well as upon the promotion of an executive officer to a new position or other change in job responsibility. In establishing base salaries for our named executive officers, the Compensation Committee has relied on external market data obtained from outside sources, including a peer bank salary study prepared by our independent compensation consultant, Pearl Meyer. In addition to considering the information obtained from such sources, the Compensation Committee has considered:

●	each named executive officer’s scope of responsibility;

●	each named executive officer’s years of experience;

●	the types and amount of the elements of compensation to be paid to each named executive officer;

●

our overall financial performance and performance with respect to other aspects of our operations, such as our growth, asset quality, profitability and other matters, including the status of our relationship with the banking regulatory agencies; and

●	each named executive officer’s individual performance and contributions to our company-wide performance, including leadership, team work and community service.

Cash Bonuses. We typically pay an annual cash incentive award to our named executive officers, as well as to certain other officers and employees. Annual incentive awards are intended to recognize and reward those named executive officers who contribute meaningfully to our performance for the year. In determining whether to pay cash bonuses to a named executive officer for a given year and the amount of any cash bonus to be paid, the Compensation Committee considers the personal performance of the executive officer and contributions to the Company’s performance for the year, including leadership, teamwork and community service.

Equity Incentive Awards. In order to motivate retain and align executive compensation with the long-term objectives of the organization, the Compensation Committee considers market practices, external competitiveness, shareholder interests and advice from independent compensation consultants in establishing the type and amount of equity awards granted to our named executive officers. See “—Equity Incentive Plans” below for information regarding our equity incentive compensation practices.

Benefits and Perquisites. Generally, our named executive officers participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. The purpose of our employee benefit plans is to help attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors.

We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain qualified executives. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. In 2018, we provided each of our named executives officers with an allowance for automobile-related expenses and paid for certain club memberships. We also provided our named executive officers with certain medical allowances for health examination expenses.

Role of Independent Compensation Consultant. The Compensation Committee engaged Pearl Meyer as its independent compensation consultant in 2018 to advise the Compensation Committee on executive and director compensation matters, short- and long-term incentive compensation programs, compliance with SEC rules and regulations for compensation plans and arrangements, and to provide it with information and data concerning executive and director compensation. Pearl Meyer did not provide additional services other than compensation consulting to the Compensation Committee. The Compensation Committee conducted an assessment of potential conflicts of interest and independence issues for Pearl Meyer and no conflicts of interest or independence issues relating to Pearl Meyer’s services were identified by the Compensation Committee.

Outstanding equity awards at 2018 fiscal year-end

The following table provides information regarding outstanding equity awards held by each of our named executive officers on December 31, 2018.

	Options Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
David R. (“Jude”) Melville, III	05/17/2011	100,000	—		—	$15.00	05/17/2021
	12/22/2006	—	92,400	(1)	—	$10.00	01/15/2020

Gregory Robertson	07/31/2014	15,000	—		—	$17.11	07/31/2024
	09/26/2011	10,000	—		—	$15.00	09/26/2021

Philip Jordan	07/31/2014	7,500	—		—	$17.11	07/31/2024
	11/29/2012	10,000	—		—	$15.00	11/29/2022
	10/20/2008		15,000	(2)	—	$12.00	10/20/2021

(1)	Options vested over a period of ten years following the date of grant. Options were extended December 20, 2016 to expire on January 15, 2020. Amendment retains $10 exercise price but restricts the situations in which the options may be exercised to occur upon the earlier of (i) immediately prior to the January 15, 2020 expiration date, (ii) a change in control of Business First or the Bank, (iii) the option holder’s death, (iv) the option holder becoming disabled, and (v) the option holder incurring a separation from Business First and the Bank.
(2)	Options vested over a period of ten years following the date of grant. Options were extended October 18, 2018 to expire on October 20, 2021. Amendment retains $12 exercise price but restricts the situations in which the options may be exercised to occur upon the earlier of (i) immediately prior to the October 20, 2021 expiration date, (ii) a change in control of Business First or the Bank, (iii) the option holder’s death, (iv) the option holder becoming disabled, and (v) the option holder incurring a separation from Business First and the Bank.

	Outstanding Stock Awards
Name	Number of Shares or Units of Stock That have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David R. (“Jude”) Melville, III	8,936	(1)	$174,022	—	—

Gregory Robertson	3,740	(2)	$73,285	—	—

Philip Jordan	3,647	(3)	$71,704	—	—

(1)	Includes 5,251 shares of restricted stock that vested on March 31, 2019 and 3,685 shares of restricted stock that will vest on March 31, 2020.
(2)	Includes 2,123 shares of restricted stock that vested on March 31, 2019 and 1,617 shares of restricted stock that will vest on March 31, 2020.
(3)	Includes 2,030 shares of restricted stock that vested on March 31, 2019 and 1,617 shares of restricted stock that will vest on March 31, 2020.

Employment Agreements

Business First Bank is a party to employment agreements with David (“Jude”) Melville, III. A summary description of the employment agreement is set forth below. Business First does not have employment agreements with its other named executive officers.

David Melville, III.  Business First Bank has entered into an employment agreement with David (“Jude”) Melville, III regarding his service as its Chief Executive Officer. The employment agreement with Mr. Melville provides for an automatically renewing one-year term unless Business First Bank gives notice to Mr. Melville at least 90 days prior to the end of the term that the term will not be extended. The agreement, as amended, provides for Mr. Melville to receive a base salary of not less than $274,500 annually, as well as for Mr. Melville’s participation in benefit plans and incentive bonus plans offered by Business First Bank. Mr. Melville is also entitled to paid vacation, a vehicle allowance, a country club membership and health insurance.

If Mr. Melville’s employment is terminated by Business First Bank without cause (as defined in the agreement) during the term of the agreement or if Mr. Melville terminates his employment for good reason (as defined in the agreement), he will be entitled to payment of an amount equal to two times his then current annual base salary, plus certain continued benefits to which he would otherwise be entitled in accordance with the terms and provisions of any such plans or programs. In addition, if, following a change-in-control (as defined in the agreement) of Business First or Business First Bank, Mr. Melville remains employed for a 12 month period, he will be permitted to terminate his employment for any reason within 90 days of the end of such 12 month period and receive compensation as if he had terminated his employment for good reason. Mr. Melville would also be provided with a tax “gross-up” payment if any of the payments above subject him to certain excise taxes.

Other Employment Arrangements.  In addition to the employment agreements described above, Business First Bank has entered into employment and/or compensation arrangements with certain of its officers with varying terms taking into consideration the nature of the position and the particular individual’s skills and experience. Our overall executive compensation program is designed to attract, motivate, reward and retain key members of our management. A major goal of our compensation program is to align the compensation structure for our executives with shareholders’ interests and current market practices.

All of our officers serve at the pleasure of our board of directors. If any of these individuals leaves his or her respective position, our business, financial condition, results of operations may suffer.

Change in Control Agreements

We have entered into Change in Control Agreements with each of Messrs. Robertson and Jordan, as well as certain other officers and employees of the Company and the Bank. Each agreement generally provides that in the event that the named executive officer is terminated by us without cause (as defined in the agreement), or if the named executive officer terminates his employment for good reason (as defined in the agreement) in the period beginning 60 days before and ending one year after a change in control (as defined in the agreement) of the Company, the named executive officer would be due a one-time payment equal to one times the officer’s annual base salary, subject to the release of any claims by the officer against the Company. In the event the officer is terminated with cause, or terminates his employment without good reason during the before described period, the officer would not be entitled to such payment.

Equity Incentive Plans

In 2006, our board of directors adopted the 2006 Stock Option Plan pursuant to which we were permitted to issue stock options to purchase up to 1,500,000 shares of our common stock, all of which could be issued as either incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Although our 2006 Stock Option Plan expired on December 22, 2016 and we are no longer permitted to issue additional stock options under this plan, as of December 31, 2018, we had 780,080 outstanding and unexercised stock options, of which 761,747 were vested, that have been issued to our executive officers and key personnel and remain subject to the terms and conditions of the 2006 Stock Option Plan until they are exercised or forfeited. At December 31, 2018, the weighted average exercise price of the stock options issued under our 2006 Stock Option Plan was $12.64.

On June 29, 2017, our shareholders approved our 2017 Equity Incentive Plan (the “Plan”). The Plan provides for the grant of various types of equity grants and awards, including incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock-based awards to eligible participants, which includes our employees, directors and consultants. The Plan has reserved 500,000 shares of common stock for grant, award or issuance to eligible participants, all of which may be subject to incentive stock option treatment. The Plan is administered by the Compensation Committee of the Company’s Board of Directors, which determines, within the provisions of the Plan, those eligible participants to whom, and the times at which, grants and awards will be made.

Our Plan is intended to provide certain of our officers, directors and employees the opportunity to acquire a proprietary interest in our success by granting various types of equity grants and awards to such individuals. Specifically, the plans are intended to advance our interests by (1) enabling us to attract and retain the best available individuals for positions of substantial responsibility; (2) providing additional incentive to such persons by affording them an opportunity for equity participation in our business; and (3) rewarding officers, directors and employees for their contributions.

Our Plan is administered by the Compensation Committee of our board of directors. Compensation Committee has authority with respect to the plan to:

•	modify the requirements of the plan to conform with the law or to meet special circumstances not anticipated or covered in the plan;

•	establish policies; and

•	adopt rules and regulations and prescribe forms for carrying out the purposes and provisions of the plan.

Under the plan, the aggregate fair market value (determined as of the date an option is granted) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year may not exceed $100,000. The option price to be paid upon exercise of an Incentive Stock Option or a Non-Qualified Option is determined by the Compensation Committee, but in no event may such price be less than the fair market value per share of our common stock on the date of the grant.

The Compensation Committee has the discretion to fix the period during which any option (including Incentive Stock Options and Non-Qualified Options) may be exercised, provided that no options may be exercised more than 10 years after the date of grant. However, expiring options may be amended and extended at the discretion of the Compensation Committee. Each option may be exercised upon such terms and conditions as the Compensation Committee determines. In making any determination as to whom options shall be granted, and as to the number of shares to be covered by such options, the Compensation Committee considers the duties of the respective officers, directors and employees, their present and potential contributions to our success, profitability and growth, and such other factors as the committee deems relevant in connection with accomplishing the purposes of the Plan.

Supplemental Executive Retirement Plan

Business First Bank maintains a Supplemental Executive Retirement Plan (“SERP”) which provides a select group of management with salary continuation benefits upon their retirement, or death benefits to their named beneficiary in the event of their death. The SERP, which was established August 1, 2009, is an unfunded nonqualified deferred compensation plan where certain executives of Business First Bank are selected to participate in the plan at the discretion of the board of directors. SERP benefits are based upon the position and salary of the executive officer at retirement, disability or death. Normal retirement benefits under the plan for Tier I executive officers are equal to 50% of the participant’s average compensation, payable over the longer of 180 months or the participant’s life. Normal retirement benefits under the plan for Tier II executives are equal to 25% of the participant’s average compensation, payable over 180 months. The SERP is administered by The Pangburn Group, who also provide guidance to Business First Bank relating to the valuation method and assumptions.

Benefits are also available in the event of death, disability or early retirement. Under the early retirement provisions for certain executives, if separation from service occurs after reaching early retirement age and prior to normal retirement age, Business First Bank will pay the executive a reduced benefit equal to the vested accrued benefit calculated as of the early retirement date, payable in 180 equal monthly installments beginning on the normal retirement date. For other executives, instead of an early retirement benefit, the separation from service benefit prior to normal retirement age provides the executive with a separation from service benefit equal to the participant’s vested accrued benefit payable in 180 equal monthly installments commencing within 30 days of the date of separation. The early retirement age means the date the executive attained age fifty-five and completed 10 years of service. The normal retirement age is the date the executive attained age sixty-five.

In the event the participant dies prior to the commencement of benefits under the plan, the executive’s beneficiary will be entitled to a survivor’s benefit which equals the amount of the vested accrued benefit, calculated as of the date of death, and payable in a single lump sum within 90 days following the date of death. If the executive dies after the commencement of benefits but prior to receiving all such payments due and owing under the plan, the unpaid balance of the payments will continue to be paid to the executive’s beneficiary for the remainder of the payout period.

If the participant becomes disabled prior to commencement of benefits under the plan, a disability benefit equal to the executive’s vested accrued benefit calculated as of the disability date shall be payable in 180 equal monthly installments commencing within 30 days of the disability determination date.

Upon a change of control prior to separation from service, the participant shall become 100% vested in his or her accrued benefit, calculated as of the effective date of the change of control. Business First Bank will pay the executive the change of control benefit in a single lump sum amount within 30 days following that date.

For purposes of calculating the participant’s vested accrued benefit, the executive shall become 100% vested upon completion of ten years of service and the attainment of age fifty-five. Prior to the completion of ten years of service and the attainment of age fifty-five, the participant shall be zero percent vested. However, in the event of a participant’s death or disability, or a change in control, the executive shall become one hundred percent vested.

The benefits under the SERP will be paid out of the general unrestricted assets of Business First Bank. The Bank has elected to purchase life insurance contracts, more specifically Bank Owned Life Insurance (“BOLI”), each of which may be used as a source of liquidity to fund these future benefits. Business First Bank is the owner and beneficiary of these life insurance policies, which are general assets of the Bank.

Split-Dollar Agreement

Business First Bank owns two split-dollar endorsement policies covering the life of the Chairman Emeritus, Charles E. “Buddy” Roemer. Under the terms of the August 1, 2009 agreement, the Bank will be entitled to a share of the policy proceeds equal to the dollar amount of cumulative premiums paid for the policies. The remainder of the policy proceeds will be paid to the Chairman Emeritus’ beneficiaries.

Director Compensation

Each of our directors who is not also an employee of Business First Bank receives compensation for attending various board of directors and committee meetings. Our directors who are not employees of Business First Bank or Chairman of the board receive $500.00 for their attendance at each board meeting. Our directors who are not employees also receive a monthly retainer. Our Chairman of the board receives a monthly retainer of $11,333.34 and a monthly auto allowance of $894.00. Each non-employee director receives a monthly retainer of $416.67, and each Committee Chairperson receives an additional monthly retainer of $333.33, except if the Chairman of the board is a Committee Chairperson, no additional monthly retainer is paid. If any committee meets on a non-board meeting day, each member, including the Chairperson, receives $250.00 for each meeting attended on a non-board meeting day.

The following table sets forth compensation paid, earned or awarded during 2018 to each of our directors and the directors of Business First Bank, other than directors who are also named executive officers, whose compensation is described in the “Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)	Other Compensation ($)	Stock Awards ($)	Total ($)
Lloyd Benny Alford	$15,500	—	$5,000	$20,500
Jack E. Byrd, Jr.	—	$2,089,568(1)	—	$2,089,568
John Graves	$15,250	—	$5,000	$20,250
Robert S. Greer, Jr.	$154,728	—	$5,000	$159,728
David L. Laxton, III	$15,000	—	$5,000	$20,000
Rolfe Hood McCollister, Jr.	$11,250	—	$5,000	$16,250
Andrew D. McLindon	$15,750	—	$5,000	$20,750
Patrick E. Mockler	$14,833	—	$5,000	$19,833
David A. Montgomery, Jr.	$17,250	—	$5,000	$22,250
Arthur Price	$15,500	—	$5,000	$20,500
Fayez K. Shamieh	$11,000	—	$5,000	$16,000
C. Stewart Slack	$20,250	—	$5,000	$25,250
Kenneth Smith	$15,750	—	$5,000	$20,750
Thomas Everett Stewart, Jr.	$13,000	—	$5,000	$18,000
N. Jerome Vascocu	—	$39,387(2)	—	$39,387
Steve White	$13,750	—	$5,000	$18,750
Robert Yarborough	$17,500	—	$5,000	$22,500

(1)	In connection with our acquisition of Minden Bancorp, Inc., Business First Bank entered into an Executive Employment Agreement with Mr. Byrd, who formerly served as MBL Bank’s Chairman, CEO and President, under which Mr. Byrd was employed by the Bank, beginning on January 1, 2018, as Chairman of the Northwest Louisiana Region. Mr. Byrd’s compensation includes $260,000 in salary, $156,000 in cash incentive bonus, $9,000 in auto allowance, $17,326 in health and welfare benefits, and $854 in club dues. Mr. Byrd was also paid an amount of $1,646,388 as consideration for certain restrictive covenants contained in Mr. Byrd’s employment agreement.
(2)	In connection with our acquisition of Richland State Bancorp, Inc., Business First Bank entered into an Executive Employment Agreement with Mr. Vascocu, who formerly served as Richland State Bank’s President and CEO, under which Mr. Vascocu was employed by the Bank, beginning on December 1, 2018, as Chairman of the Northeast Louisiana Region. Mr. Vascocu’s compensation includes $13,522 in salary, $750 in auto allowance and $870 in health and welfare premiums, and the transfer of title for automobile formerly used by Mr. Vascocu during his time at Richland State Bank, valued at $24,245.

Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by the indemnification provisions in our current articles of incorporation and bylaws.

Risk Assessment of Compensation Policies and Practices

In connection with its evaluation and review of our policies and practices of compensating employees, including executives and nonexecutive employees, as such policies and practices relate to risk management practices and risk-taking, the Compensation Committee of our board of directors has determined that our compensation plans and practices are not likely to have a material adverse effect on Business First.

Certain Relationships and Related Transactions

Policies and Procedures Regarding Related Person Transactions

Transactions by Business First Bank or us with related persons are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W (which govern certain transactions by Business First Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by Business First Bank to its executive officers, directors, and principal shareholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our board of directors has adopted a written policy governing the approval of related person transactions that complies with all applicable requirements of the SEC and the NASDAQ Global Select Market concerning related person transactions. Related person transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related person has or will have a direct or indirect material interest. Related persons of Business First Bancshares, Inc. include directors (including nominees for election as directors), executive officers, beneficial holders of more than five percent of our capital stock and the immediate family members of these persons. Our executive management team, in consultation with outside counsel, as appropriate, will review potential related person transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Nominating/Corporate Governance Committee for approval. In determining whether to approve a related person transaction, the Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related person’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related person, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Our Related Person Transactions Policy is available on our website at www.b1bank.com under “Shareholder Information.”

Related Person Transactions

In addition to the compensation arrangements with directors and executive officers described in the “Executive Compensation” section above, the following is a description of each transaction since January 1, 2018, and each proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Ordinary Banking Relationships

Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have participated in transactions with, Business First Bank or us in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Such related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. As of the date of this Report, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 11, 2019, by (1) our directors and executive officers, (2) each person who is known by us to own beneficially 5% or more of our common stock and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, our management believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated below, the address for each of the listed beneficial owners is 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801.

Security Ownership of Management
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned (1)
Directors and Executive Officers
Lloyd Benny Alford	33,044		*
Jack E. Byrd, Jr.	20,000		*
John Graves	38,919		*
Robert S. Greer, Jr.	16,544		*
David L. Laxton, III	30,872		*
Rolfe Hood McCollister, Jr.	83,544	(2)	*
Andrew D. McLindon	25,544		*
David R. Melville, III	211,545	(3)	1.59%
Patrick E. Mockler	9,177		*
David A. Montgomery, Jr.	6,544		*
Arthur Price	11,544	(4)	*
Fayez K. Shamieh	33,762		*
C. Stewart Slack	12,044		*
Kenneth Smith	42,544		*
Thomas Everett Stewart, Jr.	129,294	(5)	*
Steve White	3,044		*
N. Jerome Vascocu	71,181		*
Robert Yarborough	33,044	(6)	*
Donald A. Hingle, II	37,363	(7)	*
Philip Jordan	47,567	(8)	*
Keith Mansfield	47,641	(9)	*
Alicia Robertson	13,259	(10)	*
Gregory Robertson	38,739	(11)	*
Directors and Executive Officers as a group (23 persons)	989,933		7.43% (13)

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 13,317,905 shares of our common stock issued and outstanding as of March 11, 2019 (rounded to the nearest tenth of a percent).
(2)	Includes (i) 78,544 shares held directly by Mr. McCollister, and (ii) 5,000 shares held by Mr. McCollister’s spouse.
(3)	Includes (i) 10,209 shares held directly by Mr. Melville, (ii) vested options to purchase 192,400 shares of common stock, and (iii) 8,936 shares of unvested restricted stock.
(4)	Includes 11,000 shares held by PEMP Investments, LLC, a company controlled by Mr. Price.
(5)	Includes 129,294 shares held jointly by Mr. Stewart and his spouse.
(6)	Includes (i) 23,044 shares held directly by Mr. Yarborough, and (ii) 10,000 shares held jointly by Mr. Yarborough and his spouse.
(7)	Includes (i) 2,926 shares held directly by Mr. Hingle, (ii) 747 shares of unvested restricted stock, (iii) units of employer stock fund through Business First’s 401(k) plan equivalent to approximately 1,243 shares, and (iv) vested options to purchase 32,447 shares of common stock.
(8)	Includes (i) 5,837shares held directly by Mr. Jordan, (ii) 3,647 shares of unvested restricted stock, (iii) units of employer stock fund through Business First’s 401(k) plan equivalent to approximately 5,583 shares, and (iv) vested options to purchase 32,500 shares of common stock.
(9)	Includes (i) 15,920 shares held directly by Mr. Mansfield, (ii) 1,721 shares of unvested restricted stock, and (iii) vested options to purchase 30,000 shares of common stock.
(10)	Includes (i) 642 shares held directly by Ms. Robertson, (ii) 617 shares of unvested restricted stock, and (iii) vested options to purchase 12,000 shares of common stock.
(11)	Includes (i) 9,999 shares held directly by Mr. Robertson, (ii) 3,740 shares of unvested restricted stock, and (iii) vested options to purchase 25,000 shares of common stock.
(12)	Calculation of percentage ownership is based upon 13,317,905 shares of our common stock outstanding, which assumes the exercise of all options and warrants held by the above-listed individuals.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of our outstanding common stock to file reports of ownership and changes in ownership of our equity securities, including our common stock with the SEC. Such persons are required by the SEC’s regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the reports furnished to us, or written representations from persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2018, our directors, executive officers and shareholders with greater than ten percent of our common stock timely filed all reports they were required to file under Section 16(a) except for the following: a Form 4 for Keith Mansfield with respect to a transaction that occurred on June 13, 2018 that was filed by amendment on June 18, 2018 due to an administrative oversight.

Report of the Audit Committee of the Board of Directors

The Audit Committee’s general role is to assist the board of directors in overseeing the financial reporting process and related matters of the Company and its consolidated subsidiaries, including Business First Bank. Each member of the committee is “independent” as that term is defined by the Nasdaq Stock Market rules.

The Audit Committee has reviewed and discussed with management and Hannis T. Bourgeois, LLP the audited financial statements of the Company to be included in its Annual Report on Form 10-K for the year ended December 31, 2018.

The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board, including Auditing Standard No. 16, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee discussed with the independent auditor the firm’s independence from our management and the Company, including the matters in the letter from the firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and Hannis T. Bourgeois, LLP. In giving its recommendation to the board of directors, the Audit Committee has relied on (1) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (2) the reports of Hannis T. Bourgeois, LLP with respect to those financial statements.

Based on the review and discussion referenced above, the Audit Committee recommends to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

Patrick E. Mockler

David A. Montgomery, Jr., Chairman

Thomas Everett Stewart, Jr.

Steve White

Robert Yarborough

Other Matters

Our board of directors does not know of any matters to be presented at the meeting other than those set forth in the accompanying notice. However, if any other matters properly come before the annual meeting or any adjournments or postponements thereof, the proxy holders will vote or abstain thereon in their discretion.

Shareholder Proposals and Nominations
For 2020 Annual Meeting

Shareholders interested in submitting a proposal for inclusion in the proxy statement for our 2020 annual meeting may do so by following the procedures set forth in Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by us at our principal executive offices, 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801, addressed to Heather Roemer, Corporate Secretary, no later than December 28, 2019. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8. However, as the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee its inclusion.

In addition, under our bylaws, a shareholder who wishes to nominate an individual for election to our board of directors directly or to propose any business to be considered at an annual meeting (other than matters brought under Rule 14a-8) must deliver advance written notice of that nomination or business to us following certain procedures contained in our bylaws. To be timely, the notice must be received by our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days before the first anniversary of the date of the 2019 annual meeting, unless our 2020 annual meeting is held on a date that is not within 30 days before or after the first anniversary of the date of the 2019 annual meeting. In that case, to be timely, notice must be delivered not later than the close of business on the fifteenth day following the date on which notice of the date of the 2020 annual meeting is mailed or public disclosure of the date of the 2020 annual meeting is made, whichever occurs first.

To be in proper form, a shareholder’s notice must include all of the information about the proposal or nominee required by our bylaws. You may obtain a copy of our bylaws upon written request to our Corporate Secretary at our principal executive offices. The chairman of the annual meeting may refuse to acknowledge any director nomination, or the proposal of any business not made in compliance with the procedures contained in our bylaws.

Cost of Annual Meeting and Proxy Solicitation

We will bear all costs associated with the 2019 annual meeting, including the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, email or other electronic means. No director, officer or employee will be paid any additional compensation for any solicitation activities, although we will reimburse to them any out-of-pocket expenses. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies, and may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of our common stock with an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the meeting in person.

Annual Report on Form 10-K

The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, to any shareholder upon written request to Business First Bancshares, Inc., ATTN: Corporate Secretary, 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801.

The Company’s Annual Report on Form 10-K, including consolidated financial statements and related notes, for the year ended December 31, 2018, as filed with the SEC, accompanies but does not constitute part of this proxy statement.

BUSINESS FIRST BANCSHARES

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00am, Eastern Time, on May 16, 2019.

Online
Go to **www.envisionreports.com/BFST** or scan the QR code – login details are located in the shaded bar below.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Lloyd Alford	☐	☐	☐	02 - Jack E. Byrd, Jr.	☐	☐	☐	03 - John Graves	☐	☐	☐
04 - Robert Greer, Jr.	☐	☐	☐	05 - David Laxton, III	☐	☐	☐	06 - Rolfe McCollister, Jr.	☐	☐	☐
07 - Andrew McLindon	☐	☐	☐	08 - David Melville, III	☐	☐	☐	09 - Patrick Mockler	☐	☐	☐
10 - David Montgomery	☐	☐	☐	11 - Arthur Price	☐	☐	☐	12 - Fayez K. Shamieh, MD	☐	☐	☐
13 - C. Stewart Slack	☐	☐	☐	14 - Kenneth Smith	☐	☐	☐	15 - Thomas Everett Stewart	☐	☐	☐
16 - N. Jerome Vascocu	☐	☐	☐	17 - Steve White	☐	☐	☐	18 - Robert Yarborough	☐	☐	☐

	For	Against	Abstain
2. Proposal — To ratify the appointment of Hannis T. Bourgeois, LLP as Auditor for the Company for the year ending December 31, 2019.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

031Q2C

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Business First Bancshares, Inc.

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Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 16, 2019

Robert Greer Jr. and David Melville, III, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Business First Bancshares, Inc. to be held on May 16, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.

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